Exhibit 10.1
HEARING CARE PROGRAM SERVICES AGREEMENT
This Hearing Care Program Services Agreement (“Agreement”) is entered into as of August 8, 2008 (the “Effective Date”), by and among HearUSA, Inc. (“HUSA”), a Delaware corporation with its principal place of business located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407, AARP, Inc. (“AARP”), a District of Columbia non-profit corporation with its principal place of business at 601 E Street, NW, Washington, DC 20049 and AARP Services, Inc. (“ASI”), a Delaware corporation with its principal place of business located at 650 F Street, NW, Washington, DC 20004 (collectively, “the Parties” and each, individually, a “Party”). AARP and ASI are sometimes collectively referred to herein as the “AARP Parties” and individually as an “AARP Party”.
WITNESSETH
WHEREAS, AARP is a non-profit, non-partisan membership corporation for persons age 50 and over whose goals include the advancement of the education, well-being and social welfare of its members and older persons generally;
WHEREAS, AARP has selected HUSA to provide or arrange to provide through HUSA’s network of hearing care providers an AARP-branded discount hearing care program for the benefit of AARP Members as more fully described in this Agreement (the “Program”); and
WHEREAS, ASI, a wholly-owned subsidiary of AARP, contracts with AARP to provide to AARP services relating to the design, development and management of AARP-branded products and services made available to AARP Members;
NOW, THEREFORE, in consideration of the representations, warranties, conditions, covenants, and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
SECTION I
DEFINITIONS
As used in this Agreement, the terms set forth in this Section I shall have the meanings defined below. Capitalized terms not defined in this Section I, but defined elsewhere in this Agreement, including the preamble and recitals above, shall have the meanings specified in those other places in this Agreement and in the context in which they are used.
1.1	AARP Intellectual Property consists of the Licensed Marks (as defined in the License Agreement), Member Data, AARP’s name, and any Licensed Copyrights (as defined in the License Agreement), and the goodwill associated therewith.

1.2	AARP Marks has the meaning set forth in the License Agreement.

1.3	Aural Rehabilitation means (i) instructional programs that are delivered to the individual in a structured and approved format to supplement the initial counseling/orientation material; (ii) care and maintenance of hearing products, troubleshooting hearing aids, assistive technologies, listening strategies, auditory and communication training; and (iii) approved materials made available in various formats, including books, interactive online programs, group support programs and DVDs.

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1.4	HUSA Centers means HUSA company-owned retail hearing care centers.

1.5	HUSA Network means the network of independent audiologists and hearing care specialists that contract with HUSA to participate in certain hearing benefit programs contracted by HUSA with employer groups, health insurers and other benefit sponsors.

1.6	HUSA Network Providers means those independent Providers that are members of the HUSA Network and not employees of HUSA.

1.7	Intellectual Property means all intellectual property and proprietary rights worldwide (whether or not registered or registrable, patented or patentable), including, without limitation, rights in inventions, patent rights, copyrights, trademark rights, trade secret rights, rights in ideas, inventions and innovations, rights in Confidential Information, moral rights, semiconductor chip rights, database rights, industrial design rights, and all other similar rights, along with all applications, registrations, divisionals, continuations, continuations-in-part, reexams, extensions, reissues and foreign counterparts for the foregoing.

1.8	License Agreement means that certain AARP License Agreement entered into on August 8, 2008 between HUSA and AARP.

1.9	Member means an individual who, at the time in question, is a current member of AARP, as evidenced by a valid membership number.

1.10	Member Communications means all electronic, print, visual, oral, or scripted communications regarding the Program directed at Members or the general public, including inserts in kits for new or renewing Members, promotional materials, advertisements, press releases, web site design and copy, in-store signage and any other communications that bear the AARP Marks or that address the Program.

1.11	Member Data means the names, addresses, telephone numbers, AARP membership numbers, and e-mail addresses that AARP or ASI provide to HUSA or permit HUSA to access in connection with this Agreement or the License Agreement, including Member mailing lists.

1.12	Products and Services means the hearing care products and services and related discounts offered to Members pursuant to the Program as set forth on Exhibit E hereto, as the same may be amended from time to time in accordance with the terms of this Agreement.

1.13	Program Year has the meaning set forth in the License Agreement.

1.14	Provider(s) means an audiologist or hearing care specialist delivering Products and Services to Members pursuant to the Program, whether through a HUSA Center or the HUSA Network.

1.15	Third Party means any person other than a Party to this Agreement.

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SECTION II
ROLE OF ASI OR ITS SUCCESSOR(S)
2.1	General. On behalf of AARP and subject to Applicable Law, ASI shall perform Quality Control Services and monitor HUSA’s compliance with the Quality Control Standards as set forth in this Agreement and in the License Agreement. ASI’s role under this Agreement shall be that of provider of Quality Control Services, solely on behalf of AARP and compensated for its services by AARP, subject to a separate agreement between AARP and ASI governing ASI’s services. AARP, by written notice to HUSA at any time, may designate a different provider of some or all of such Quality Control Services on AARP’s behalf; HUSA will be afforded an opportunity to consent, such consent not to be unreasonably withheld. In the event of such designation, references to ASI in this Agreement and in the License Agreement, with respect to those components of Quality Control Services covered by such designation, shall be deemed to refer to the new provider of Quality Control Services.
2.2	Consulting Services. HUSA may, in its discretion, separately engage ASI to perform consulting and marketing services in connection with the Program on behalf of HUSA, as may be set forth in any consulting services agreement entered into by ASI and HUSA. HUSA shall separately compensate ASI for any such consulting and marketing services. ASI performs no consulting or marketing services for HUSA under this Agreement.
SECTION III
HUSA OBLIGATIONS
3.1	Products and Services. Subject to the terms and conditions of this Agreement, during the Term HUSA shall provide the Products and Services to Members through the HUSA Centers and the HUSA Network.
3.2	Medicare or Medicaid. It is expressly understood and agreed by the Parties that the Program shall not apply to any products or services that are reimbursable by any federal or state health care program. To the extent that any Product or Service provided to a Member under the Program is covered by any federal or state health care program, such Product or Service shall be deemed not to have been provided under the Program pursuant to this Agreement and no discount or other benefit hereunder shall be afforded a Member for such Product or Service. HUSA acknowledges and agrees to provide Products and Services under the Program only to the extent that such Products and Services are not reimbursable by any federal or state health care program, including the Medicare program. Notwithstanding anything else in this Section 3.2 to the contrary, Products and Services may be provided to Members that use a benefit under a Medicare Advantage Plan (Medicare Part C) to pay a portion of the cost of such Products and Services. In the event that a Product or Service provided by a Provider as part of the Program indicates a need for follow-up treatment that may be covered by any federal or state health care program, the Provider shall advise the Member to consult the Member’s primary care physician or health insurer for a referral to a qualified health care practitioner for the provision of such treatment.

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3.3	Program Roll Out. HUSA shall make the Program available to Members as follows:
(a)	Within one (1) year after the Effective Date, the Program shall be available to Members through all the HUSA Centers in existence on the Effective Date and those audiologists that are members of the HUSA Network on the Effective Date.

(b)	Within two (2) years after the Effective Date, the Program shall be available to Members through a combination of HUSA Centers and HUSA Network Providers in all fifty (50) U.S. States, the District of Columbia, and five U.S. Territories (American Somoa, Guam, Marianas Islands, Puerto Rico, and the U.S. Virgin Islands).

(c)	HUSA will use commercially reasonable efforts to achieve the level of availability set forth in Sections 3.3(a) and (b) above in less time.

(d)	The Parties will cooperate with one another and will confer with one another on a quarterly basis to determine ways in which the roll out can be accelerated.
3.4	HUSA Network Providers. On or before the Effective Date, HUSA shall provide ASI with the names, professional practice names, and practice locations of the audiologists and hearing care specialists that will become Providers, whether HUSA Network Providers or HUSA employees. HUSA shall deliver an updated list of Providers to ASI, or a Third Party designated by ASI, monthly on the last business day of each month during the Term.

3.5	Hearing Care Specialists. Prior to the Effective Date, membership in the HUSA Network has been limited to audiologists. On or before December 1, 2008, HUSA shall develop and provide to ASI for ASI’s approval, such approval not to be unreasonably withheld or delayed, a detailed plan to increase the number of HUSA Network Providers that are hearing care specialists to twenty-five percent (25%) of all HUSA Network Providers within one (1) year of approval of the plan.

3.6	Access to Providers.
(a)	Upon full roll out of the Program as provided in Section 3.3(b), HUSA will use its commercially reasonable efforts to expand access to Members to Providers who meet of the Creditialing and Quality Standards set forth in Section 3.16 in all areas where sufficient numbers of Providers exist as follows:
(i)	Urban: At least one (1) Provider within ten (10) miles of the Member’s home address;

(ii)	Suburban: At least one (1) Provider within thirty (30) miles of the Member’s home address; and

(iii)	Rural: At least one (1) Provider within sixty (60) miles of the Member’s home address.

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(b)	Using available data, HUSA and ASI shall review Members’ access to Providers quarterly to determine the sufficiency thereof to support Members’ needs and to determine the practicality and/or need for adjustments.

(c)	HUSA shall use commercially reasonable efforts to ensure access to a Member’s preference for an audiologist or hearing care specialist.
3.7	Quality Standards and Measures. HUSA and ASI shall work together in developing enhancements to the HUSA quality standards and measures for the Program using industry recognized and best practices criteria and processes.

3.8	Implementation of the Program. In addition, HUSA shall work to develop and implement, in cooperation with ASI and other providers of health products and services that carry the AARP name, as necessary, educational, administrative and promotional programs, materials, products, services, processes and procedures for the purpose of implementing, improving and promoting the Program, as more fully described in HUSA’s annual Operating and Marketing Plan described below in Section 3.15.

3.9	Cooperation of the Parties. HUSA and ASI shall work together to develop and implement a quarterly management plan that will serve to monitor sales, Member satisfaction and overall Program operations. HUSA and ASI will meet to review the business operations and marketing efforts no less than once per calendar quarter to assure that HUSA is managing the Program successfully under the quality control oversight of ASI.

3.10	Economic Assistance Program. Starting with calendar year 2009 and continuing annually during the term of this Agreement, HUSA shall donate hearing aids to be distributed to economically disadvantaged individuals in a quantity to be mutually agreed upon by the Parties. In calendar year 2009, HUSA shall donate at least one thousand (1,000) hearing aids. In each subsequent calendar year of the Program, HUSA will donate a quantity of hearing aids mutually agreed upon by the Parties. Donated hearing aids shall be distributed pursuant to procedures established by the Parties and may include Third Parties in determining qualifications of recipients.
(a)	HUSA will cooperate with ASI to establish mutually agreeable terms regarding discounted services (provider fee) based upon the recipient’s economic situation; including price, types of service and qualification of recipients.

(b)	HUSA will provide recipients of the donated hearing aids with the warranty, free batteries and trial period more fully described in Exhibit E attached hereto detailing the Products and Services offered under the Program.
3.11	Education/Awareness. If both the License Agreement and this Agreement are in effect on November 30 of each year of the Term (beginning November 30, 2009) or on November 30 of 2012 and 2013 if the Option to Continue is exercised pursuant to Section 10.2, HUSA will contribute $500,000 to AARP for campaigns to educate and promote hearing loss awareness and prevention to Members and the public. The funds shall be used to develop collaborative programs to educate about hearing awareness and prevention. The Parties shall work together and, as appropriate, with hearing industry associations or organizations to develop program concepts and activities (e.g., public service announcements, preventive screenings, educational forums) to fulfill this requirement. HUSA shall remit the $500,000 payment annually for each year during the Term within thirty (30) days after November 30 of that year, beginning November 30, 2009.

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3.12	HUSA’s Annual Marketing Budget. Starting in calendar year 2009 and continuing annually for each calendar year during the Term, HUSA shall commit a minimum of $4.4 million per calendar year as the marketing budget for the Program.

3.13	Marketing Materials.
(a)	The materials used by HUSA to market the Program and other Member Communications by HUSA with Members will be designed to assist Members in making an informed decision regarding the purchase of Products and Services. HUSA will strive to present information concerning the Program and the characteristics of particular Products and Services to Members in an objective and educational manner.

(b)	As a part of its Quality Control (as defined below) function, ASI shall review and approve all Member Communications. HUSA shall submit all marketing and promotional materials for the Program and other Member Communications to ASI for written approval prior to dissemination of the materials. ASI’s approval shall not be unreasonably withheld. ASI shall use reasonable efforts to approve or disapprove of such materials within fourteen (14) Business Days of receipt (or such longer time period specified by HUSA). If ASI fails to approve or disapprove any such materials within the fourteen (14) Business Days (or such longer time period specified by HUSA), HUSA shall notify ASI’s Senior Leaders in writing of such failure. Once any such materials are approved by ASI, no further approval with respect to such materials is required for the twelve (12) month period immediately following the date of approval, provided the materials are not materially altered or modified during this period. Notwithstanding the foregoing, ASI has the right to notify HUSA to stop the use of any previously approved materials.

(c)	HUSA acknowledges and agrees that the AARP Intellectual Property shall remain the exclusive property of AARP. Except as otherwise provided in this Agreement, HUSA shall not use any marketing or promotional materials that incorporate any AARP Intellectual Property without ASI’s prior written consent.

(d)	ASI recognizes and acknowledges that all of HUSA’s Intellectual Property, and all goodwill associated therewith, shall remain the exclusive property of HUSA, and agrees that nothing herein shall be construed to establish ownership by the AARP Parties in any of HUSA’s Intellectual Property. Notwithstanding the foregoing, HUSA acknowledges and agrees that the AARP Parties may reference HUSA and the Program in communications with Members about the products, services and other benefits made available to them as Members; including references in the benefits guide distributed to Members and in the identification of benefits on the AARP website, subject to HUSA’s prior written approval of any such communications or references, such approval not to be unreasonably withheld or delayed.

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(e)	HUSA acknowledges and agrees that any materials related to the Products and Services and designed for Members using AARP Intellectual Property shall be used exclusively for the Program.
3.14	HUSA Contribution to AARP Health Care Options. HUSA shall commit not less than $4.4 million annually towards marketing the Program as provided in Section 3.12. HUSA agrees that 9.25% of this annual marketing budget for the Program shall be contributed to the AARP Health Care Options General Program (the “General Program”). The General Program is a communications cooperative for all health products and services that carry the AARP name. HUSA shall pay the annual contribution to the General Program in monthly installments as invoiced by ASI.

3.15	Operating and Marketing Plan. HUSA shall develop an annual operating and marketing plan for the Program and submit it to ASI for its prior review and written approval, from a quality control perspective, which approval shall not be unreasonably withheld or delayed. Said plan shall be delivered to ASI no later than January 31, 2009 for the 2009 operating year and no later than November 1 of each subsequent year. Said plan shall include at a minimum:
(a)	Service and quality objectives that meet ASI criteria;

(b)	Staffing goals including enhancement of the HUSA Network consistent with Section 3.6;

(c)	Projection of anticipated participation of Members in the Program;

(d)	Financial projections for the Program;

(e)	Marketing goals, objectives and tactics for the Program and the specific budgets allocated to the marketing and promotional efforts;

(f)	New discounts or services to be offered in response to regulatory and governmental developments and other external matters that may materially affect the Program;

(g)	Description of how the Program is addressing the social impact goals of AARP: economic security, health supportive services, livable communities, and quality of life for the 50+ population;

(h)	Marketing strategies and tactics that will help promote the Program directly to Members including efforts designated for in-store promotions and direct mail including (i) an annual calendar of all marketing tactics, budget, expected sales and/or results and (ii) detail of all plans, tactics planned, and target audiences;

(i)	Marketing strategies and efforts that cross-promote other health products and services that carry the AARP name, including those efforts that promote the Program by other providers of products and services that carry the AARP name; and

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(j)	Issues or concerns regarding the financial sustainability of the Program.
The Operating and Marketing Plan’s results shall be accessed and tracked via the reports referred to in Section 3.22 and Exhibit G attached hereto.
3.16	Provider Credentialing and Quality Assurance. HUSA shall verify the credentials of all Providers and shall perform on-going quality assurance activities in accordance with the HUSA Professional Peer Review and Quality Assurance Program (“QA Manual”) attached as Exhibit A hereto, as the same may be modified from time to time. HUSA shall provide to ASI copies of any modifications to the QA Manual within thirty (30) days after the effective date of the modifications. HUSA shall require all Providers to conform to all applicable standards and requirements set forth in the QA Manual. The Parties hereto agree that a Provider shall not begin to provide Products or Services pursuant to the Program until HUSA has received from the Provider a complete, executed credentialing application, and evidence of the Provider’s professional license and, with respect to HUSA Network Providers, a provider contract and proof of current professional liability insurance which meets HUSA’s required insurance coverage limits.

3.17	AARP Hearing Care Program Training. HUSA shall train all Providers supporting the Program in the operation of the Program and areas of special concern when dealing with senior sensitivity and mature customers (“AARP Program Training”). ASI shall have the right to approve, such approval not to be unreasonably withheld or delayed, prior to first use any written materials and the curriculum developed for the AARP Program Training.

3.18	Continuing Education. HUSA will make continuing education information and programs on hearing care available to all Providers on an ongoing basis and communicate the availability to all new HUSA Center employees and HUSA Network Providers who join the HUSA Network during the Term of this Agreement. HUSA shall provide ASI with samples of materials used in continuing education efforts, subject to the provisions of Section VII of this Agreement. In addition, HUSA will seek opportunities to provide continuing education for Providers at medical conferences and other similar gatherings.

3.19	Customer Service and Complaint Resolution. HUSA shall provide, at no cost to Members or the AARP Parties, customer service and complaint resolution services in accordance with HUSA’s and ASI’s complaint procedures and the Performance Standards and Measurements referred to in Section 3.20 and Exhibit F attached hereto and any applicable federal or state laws, rules or regulations. HUSA also shall establish and maintain a toll-free customer service telephone line dedicated to servicing Members, which shall be staffed by customer service representatives who have undergone training in the operation of the Program. The customer service telephone line shall be staffed, at a minimum, weekdays (other than National Holidays) from 9:00 a.m. until 9:00 p.m. Eastern Time and on Saturdays from 9:00 a.m. until 5:00 p.m. Eastern Time, subject to periods for scheduled maintenance. At least one telephone representative shall be bilingual in Spanish and English. HUSA shall make available to Members, twenty-four (24) hours per day, three hundred sixty-five (365) days per year and at no charge to Members or the AARP Parties, an interactive voice response or other telephonic system to provide information regarding Provider locations, subject to periods for scheduled maintenance. HUSA shall report to ASI, quarterly and annually, in a format and medium to be agreed upon by the Parties, the performance of HUSA’s customer service and complaint resolution services as measured by the standards set forth in the “Customer Service” and “Complaint Resolution” sections of Exhibit F. HUSA shall cooperate with the AARP Member Relations Group in order to best serve Members and address any specific Member-related issues that arise from HUSA’s performance under this Agreement.

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3.20	Performance Standards and Measurements. HUSA shall meet or exceed the Performance Standards and Measurements set forth in Exhibit F to this Agreement as applicable in performing obligations under this Agreement and providing Services to Members.

3.21	Member Research. All research related to Members must be approved in advance and in writing by ASI, except to the extent the same may be required by any federal or state law, rule or regulation. Results of all Member research shall be provided to ASI, except to the extent prohibited by any federal or state law, rule or regulation. At ASI’s discretion, HUSA shall participate in surveys conducted by ASI, including monthly Member satisfaction and Member Services Quality Survey (“MSQS”).

3.22	Reporting. HUSA shall provide ASI with the reports describing the performance by HUSA of its obligations arising under this Agreement and the License Agreement as set forth in Exhibit G attached hereto, in a format and with such frequency as is reasonably acceptable to ASI.

3.23	Changes in Ownership, Organizational Structure or Network. HUSA will notify ASI in writing within five (5) days of the effective date of any change in HUSA’s ownership, and will notify ASI in writing immediately of any changes in HUSA’s organizational structure, the HUSA Centers or the HUSA Network, in each case that could reasonably be expected to have a material adverse effect on HUSA’s performance of its obligations under this Agreement.

3.24	Disaster Recovery Plan. HUSA shall maintain a disaster recovery and business resumption plan, in form and substance reasonably satisfactory to ASI, to maintain HUSA’s systems and operations in the event of a disaster sufficient to permit performance of HUSA’s obligations under this Agreement. Such plan shall require, at a minimum, annual testing of disaster recovery protocols and the submission of the results of such tests to ASI within thirty (30) days of their completion. Such plan shall also provide, at a minimum, for the resumption of services necessary to HUSA’s performance of its obligations under this Agreement within forty-eight (48) hours of any interruption of such services.

3.25	Licensure. HUSA shall, at all times during the term of this Agreement, require Providers to maintain all licenses, certifications, permits and other authorizations required by law to deliver the Products and Services pursuant to the Program. Upon reasonable request by ASI, HUSA will submit to ASI evidence that HUSA and all Providers are in good standing with all appropriate regulatory bodies. HUSA shall promptly notify ASI of any formal disciplinary action taken against HUSA or any Provider of which HUSA is aware that seeks to suspend, revoke, or restrict any authorization necessary to HUSA’s performance of its obligations under this Agreement or that relates to HUSA’s performance under this Agreement, if an adverse outcome in such action could reasonably be expected to have a material adverse effect on HUSA’s performance of its obgliations under this Agreement.

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3.26	Compliance with Applicable Law and AARP Policy. HUSA and the Providers shall comply with all applicable federal, state and local laws, regulations, orders, and administrative rulings, plus any applicable written AARP policies that are provided to HUSA and that do not unreasonably restrict HUSA’s performance of its obligations under this Agreement, in connection with HUSA’s performance under this Agreement and the offering of the Products and Services to Members pursuant to the Program. HUSA shall notify ASI promptly in writing in the event that HUSA becomes aware that implementation of the Program as set forth in this Agreement or contemplated by the Parties does not or would not comply with applicable federal, state or local laws, regulations, orders or administrative rulings.

3.27	No Pending Actions. HUSA represents and warrants that it is not aware of any action, suit, investigation or proceeding pending or threatened against HUSA or a Provider by or before any court, arbitrator or administrative or governmental body that could reasonably be expected to have a material adverse effect on HUSA’s ability to perform its obligations under this Agreement. HUSA will notify ASI in writing within five (5) days of HUSA becoming aware of the commencement or threat of any such action, suit, investigation or proceeding.

3.28	No Conflict or Violation. HUSA represents and warrants that the execution, delivery and performance of this Agreement by HUSA will not:
(a)	Violate any provision of HUSA’s articles of incorporation, bylaws or other charter or organizational document;

(b)	Violate, conflict with, or result in the breach, acceleration or modification of any material contract or other material agreement to which HUSA is a party;

(c)	Violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body binding upon HUSA’s assets, operations or business;

(d)	Result in the creation of any lien, charge or encumbrance on any HUSA asset or property necessary to the performance of HUSA’s obligations under this Agreement; or

(e)	Result in the breach of the terms and conditions of, or cause impairment of, any license or other authorization necessary to the performance of HUSA’s obligations under this Agreement.
3.29	Financial Condition. HUSA represents and warrants that it is not insolvent, has not filed or had filed against it a petition in bankruptcy, has not made an assignment for the benefit of creditors or otherwise had a receiver or trustee appointed with respect to its properties or affairs.

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3.30	Audits, and Inspections; Access to Information. Subject to reasonable restrictions to protect HUSA’s Confidential Information, HUSA will, and will require Providers to, afford ASI or its authorized representatives, including without limitation an independent actuary or accountant, upon reasonable request by ASI, access during normal business hours to the books and records of HUSA or Providers that relate to the Program, including any royalty and compensation payments, service and performance standards, and records and data relating to the Operating and Marketing Plan. In addition, subject to applicable law governing the confidentiality, privacy and disclosure of individual patient information and personal identification information, HUSA will, and will require Providers to, afford ASI or its authorized representatives reasonable access to records and data relating to the Products and Services provided to Members. Annual or bi-annual audits or inspections are deemed reasonable for purposes of this Section 3.30, provided, that any specific problems detected by ASI may be audited or inspected on a more frequent but reasonable basis until corrected. ASI shall not have access to a Member’s claim files or medical information unless the express written consent of the Member has been secured, or such access is necessary either to respond fully to any written inquiry received from a Member by AARP or ASI, or otherwise to fulfill the responsibilities of AARP or ASI to a Member and such access is permitted under applicable federal and state laws, regulations, orders, and administrative rulings.
3.31	No Mediation or Arbitration. HUSA shall not use mediation or arbitration to settle any dispute arising out of or relating to the Program between HUSA and any Member, user, recipient or purchaser of any Products and Services. HUSA also shall require that the Providers similarly not use mediation or arbitration.

3.32	AARP Privacy Policy. HUSA shall comply with the AARP Privacy Policy attached hereto as Exhibit B.

3.33	AARP Brand Guidelines and Standards. HUSA shall comply at all times with the brand guidelines that are provided to HUSA by AARP and/or ASI regarding use of the AARP Marks.

3.34	MDW. HUSA shall participate in ASI’s Marketing Data Warehouse (“MDW”). Such participation shall include: (1) the development of business specifications and functional requirements, (2) working closely with ASI and its contracted marketing vendor, (3) coordination with other AARP providers as required and directed by ASI, and (4) sending record level marketing data, including Member participation data and record level data of outbound contact, inbound inquiry and Member participation, to the MDW.

3.35	Call Center. HUSA shall use an ASI-designated call center, in addition to its own call center, for the Program. The current ASI-designated call center is operated by a division of Hartford Fire Insurance Company known as the Hartford Customer Service Group (“HCSG”), with whom ASI has entered into a Program Administrative Services Agreement (the “HCSG Services Agreement”). Within seven (7) Business Days after reviewing the HCSG Services Agreement, HUSA shall execute a formal Acknowledgment of the agreement. Under the Acknowledgment, HUSA shall acknowledge and accept the relevant terms of the HCSG Services Agreement. Any services that the HUSA call center performs under this Agreement shall be performed at least at the levels required of HCSG under the HCSG Services Agreement.

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3.36	AARP Application Interface. HUSA will use AARP’s Application Interface (“AAI”) to verify, initiate and renew AARP membership. HUSA will use AAI for integration into AARP’s Member database. It is expected that HUSA will have the software and/or hardware necessary to link with AAI. If any modifications to HUSA’s software or hardware are necessary to make the link successful, HUSA shall bear the reasonable expenses of such modifications.
3.37	Commencement of Program. On December 1, 2008, HUSA shall make the Products and Services pursuant to the Program available to Members in Florida and New Jersey.
SECTION IV
AARP SERVICES’ OBLIGATIONS
4.1	Quality Control Services. As set forth herein and in the License Agreement, AARP has contracted with ASI to ensure that HUSA’s use of the Intellectual Property licensed to HUSA under the License Agreement does not depreciate the value of that licensed Intellectual Property and that it upholds the goodwill and reputation of AARP (“Quality Control”), including monitoring HUSA’s compliance with its obligations as set forth in this Agreement (“Quality Control Standards”), and HUSA acknowledges that, as a condition to the AARP Parties’ execution of this Agreement and AARP’s execution of the License Agreement, HUSA agrees to permit ASI to perform Quality Control as set forth in this Agreement. The Quality Control is performed at ASI’s or AARP’s expense.

4.2	Member Data. ASI shall provide to HUSA access, on terms acceptable to ASI, to Member Data, including Member names and addresses, in order to deliver Member Communications effectively and provide the Products and Services. Such access will be in a format that is reasonably acceptable to HUSA. This information shall be made available to HUSA through the MDW. Subject to the provisions of Section VII, all Member Data, including the names and addresses and email addresses of Members, is and at all times shall remain the exclusive property of AARP and at any time, upon request by ASI, will be returned to ASI as part of ASI’s Quality Control. Subject to the requirements of applicable federal, state and local laws, rules and regulations and except as expressly provided by this Agreement, the use of all such Member Data will be restricted exclusively to the development and offering of the Program and any use of such Member Data outside of the Program shall be subject to ASI’s prior written approval, such approval not to be unreasonably withheld or delayed.

4.3	Ombudsmen Services. ASI shall maintain ombudsmen services to help resolve AARP Member disputes and other problems with the Program. ASI shall provide HUSA with written accounts of Member disputes and resolutions related to the Program.

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SECTION V
TRANSFORMATIONAL IDEAS
5.1	Diversity. HUSA (in consultation with ASI, as part of ASI’s Quality Control) shall develop and maintain a diversity plan to address the product needs of diverse ethnic markets and serve the social welfare of Members and the 50 plus population generally (“Diversity Plan”).
(a)	Adoption of Plan. No later than September 30 of each calendar year of the Term with respect to the then subsequent calendar year of the Term, HUSA (in consultation with ASI, as part of ASI’s Quality Control) shall develop and adopt a Diversity Plan.

(b)	Content of Plan. The Diversity Plan shall, among other things, address the following:
(i)	Development of products and services to meet the unique needs of diverse communities;

(ii)	Programs and initiatives to address racial/ethnic disparities in hearing care health and promote equity in hearing care health;

(iii)	Development by HUSA of cultural proficiency training related to health care for its staff and Providers who are involved in Program; and

(iv)	Expansion of multi-lingual capabilities related to the Program.
(c)	2009 Diversity Plan. The Diversity Plan for calendar year 2009 shall be delivered on or before December 31, 2008.

(d)	Implementation Reports. No later than March 31 of each calendar year during the Term of this Agreement (commencing March 31, 2010), HUSA shall produce and deliver to ASI a written report (or presentation) setting forth in reasonable detail the diversity activities undertaken by HUSA during the preceding year and HUSA’s compliance with the Diversity Plan.
5.2	Corporate Social Responsibility. HUSA (in consultation with ASI, as part of ASI’s Quality Control) shall develop and maintain an annual corporate social responsibility plan applicable to the Program (“CSR Plan”).
(a)	Adoption of Plan. No later than September 30 of each calendar year of the Term with respect to the then-subsequent calendar year of the Term, HUSA (in consultation with ASI, as part of ASI’s Quality Control) shall develop and adopt a CSR Plan.

(b)	Content of Plan. The CSR Plan shall, among other things, address the following:
(i)	Promotion of environmental initiatives, with specific attention to the Program, including (A) waste management and recycling, (B) sourcing of paper products in an environmentally sound manner (including targets for post-consumer waste recycled content and development of e-business driven elements), (C) energy efficiency of operations, (D) reduced greenhouse gas emissions, and (E) greater use of green building design; and

(ii)	Identification of any other initiatives undertaken by HUSA that promote the social welfare.

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(c)	2009 CSR Plan. The CSR Plan for calendar year 2009 shall be delivered on or before December 31, 2008.

(d)	Implementation Reports. No later than March 31 of each calendar year during the Term (commencing March 31, 2010), HUSA shall produce and deliver to ASI a written report (or presentation) setting forth in reasonable detail the corporate social responsibility activities undertaken by HUSA during the preceding year and HUSA’s compliance with the CSR Plan.
5.3	Plain Language. The Parties acknowledge and agree that they are committed to delivering all information provided to participants in the Program (prospective or current) in a clear, concise and understandable manner.
(a)	Plain Language Standards. In furtherance of the foregoing, and in the interest of protecting the AARP brand, HUSA and ASI shall, from time to time, jointly develop, adopt and maintain plain language standards applicable to the Program (“Plain Language Standards”). Subject to compliance with applicable federal and state laws, rules and regulations, Plain Language Standards shall, among others, include the following:
(i)	Establishment of methodology to produce plain language communications using principles of information design, including (A) an assessment of the literacy levels of the participants in the Program, (B) their informational needs, and (C) a statistically valid method for testing the effectiveness and usability of communications with the participants in the Program;

(ii)	All information shall be presented in clear, concise sections, paragraphs, and sentences, consistent with the established methodology, which means using whenever possible:
(A)	Short, explanatory sentences or bullet lists;

(B)	Layouts and graphic design elements that increase the effectiveness of communications, such as choosing appropriate font sizes, pictures, graphs, tables, drawings, and interactive tools;

(C)	Descriptive headings and subheadings;

(D)	Avoiding the use of legal and highly technical business or medical terminology; and

(E)	Avoiding frequent reliance on glossaries or defined terms as the primary means of explaining information in the communication; provided, however, that a glossary may be used if it is shown to improve the effectiveness of a communication.
(iii)	Exploration of a methodology for assessing the costs and benefits of implementing plain language standards and the impact of using such standards on gaining behavioral changes that promote health improvements for the participants in the Program.

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(b)	Implementation Reports. No later than March 31 of each calendar year during the Term (commencing March 31, 2010), HUSA shall produce and deliver to ASI a written report (or presentation) setting forth in reasonable detail the plain language activities undertaken by HUSA during the preceding year and HUSA’s compliance with the Plain Language Standards.
5.4	Limitations. Notwithstanding anything else in this Section IV to the contrary, the Parties acknowledge and agree that the Diversity Plan, CSR Plan and Plain Language Standards established hereunder are desirable undertakings, but non-compliance therewith by HUSA shall not be deemed a breach of this Agreement nor shall HUSA be required by ASI to make any material expenditures in complying therewith.
SECTION VI
INSURANCE AND INDEMNIFICATION
6.1	Insurance.
(a)	HUSA shall maintain at its expense throughout the term of this Agreement such policy or policies of general liability and professional liability as shall be necessary to insure AARP, ASI and their respective employees, officers, directors, trustees, agents, subsidiaries and affiliates against any claim or claims for damages arising by reason of injury, death or property damage occasioned directly or indirectly by the performance or non-performance of any service by HUSA or its employees. Such insurance shall be in amounts of at least One Million Dollars ($1,000,000) per claim and at least Two Million Dollars ($2,000,000) in the aggregate, with an umbrella policy providing excess coverage of at least Fifteen Million Dollars ($15,000,000).

(b)	HUSA shall additionally require each HUSA Network Provider to maintain malpractice or professional liability insurance covering professional activities conducted by the HUSA Network Provider and his/her employees with limits of at least One Million Dollars ($1,000,000) for each occurrence and at least Three Million Dollars ($3,000,000) in the aggregate except for providers licensed and practicing where the state provides a cap on professional liability claims and the provider participates in the state professional liability coverage program.
Upon request by ASI, HUSA shall provide ASI with certificate(s) of insurance which evidence compliance with the foregoing insurance requirements. HUSA shall use its reasonable best efforts to provide ASI with at least ten (10) days advance notice of the cancellation of any insurance policies.

6.2	Indemnification.
(a)	HUSA shall, at its own expense, defend, indemnify and hold harmless ASI, AARP, and their respective subsidiaries and affiliates, their officers, directors, trustees, employees and agents (“AARP Indemnified Parties”) against and from any claims, judgments, loss, costs, damage, expenses, liability, personal injury or property damage, including reasonable attorney’s fees and costs, of whatever nature and kind (“Losses”), (i) arising out of or related to, or resulting directly or indirectly, intentionally or unintentionally from any action, omission, or course of conduct in connection with the Program or by the Providers, including Third Party claims and/or (ii) incurred by any of the AARP Indemnified Parties by reason of HUSA’s gross negligence or intentional misconduct or bad faith in performing its obligations under this Agreement or as a result of the breach by HUSA of any of its representations, warranties, covenants or agreements contained in this Agreement.

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(b)	ASI and AARP shall, at their own expense, jointly and severally defend, indemnify and hold harmless HUSA and its respective subsidiaries and affiliates, its officers, directors, trustees, employees and agents (“HUSA Indemnified Parties”) against and from any liabilities, damages, claims, costs and expenses (including reasonable attorney’s fees and costs) incurred by any of the HUSA Indemnified Parties by reason of ASI’s or AARP’s gross negligence or intentional misconduct or bad faith in performing their respective obligations under this Agreement or as a result of the breach by ASI or AARP of any of their representations, warranties, covenants or agreements contained in this Agreement.

(c)	Notwithstanding anything to the contrary in Sections 5.2(a) or (b), no AARP Indemnified Party or HUSA Indemnified Party shall be indemnified hereunder for any Losses arising out of or resulting from its gross negligence, intentional misconduct or bad faith.

(d)	If any claim by a Third Party is made against any Party to this Agreement, which if sustained, would give rise to a liability for indemnification under this Section 5.2, the Party against whom the claim is made shall promptly give notice of the claim to the Party that would be liable for indemnification under this Section 5.2 if such claims were sustained (the “Indemnifying Party”) and shall afford the Indemnifying Party and its counsel, at the Indemnifying Party’s expense, the opportunity to defend or settle the claim. If such notice and opportunity are not given to the Indemnifying Party, or if any claim is compromised or settled without the Indemnifying Party’s consent, the Indemnifying Party shall not be liable for indemnification hereunder with respect to such claim.
6.3	Survival of Insurance and Indemnification Clauses. The provisions of this Section V shall survive termination or expiration of this Agreement.
SECTION VII
NONCOMPETITION AND EXCLUSIVITY
7.1	During the Term of this Agreement, and for a period of three (3) years after its early termination or until the expiration date (whichever is earlier) in the event that this Agreement is breached by HUSA or terminated by ASI for cause pursuant to Section IX below, a program substantially equivalent to the Program cannot be packaged by HUSA and offered in the United States to any association whose membership is comprised primarily of individuals who are age 50 or over (other than AARP and its affiliates).

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7.2	Neither ASI nor AARP is obligated to offer HUSA the opportunity to provide any products or services to Members other than the Products and Services pursuant to the Program.
SECTION VIII
MEMBER DATA AND CONFIDENTIAL INFORMATION
8.1	Confidentiality and Use of Member Data.
(a)	HUSA shall, and shall communicate to its employees and the Providers, the need to maintain the confidentiality of Member Data in accordance with the provisions of this Agreement and applicable state and federal laws applicable to patient records and personally identifiable information. HUSA shall not use, and shall prohibit its employees and the Providers from using, Member Data or information regarding the Products and Services provided to Members within HUSA’s or the Providers’ possession or control for any purpose other than as needed for the diagnosis and treatment of Members, HUSA’s and the Providers’ quality assurance and quality improvement initiatives, and the performance of HUSA’s obligations under this Agreement. Without limiting the generality of the foregoing, HUSA and the Providers shall have the right to use Member Data to communicate to Members information as part of a patient recall program, to provide patient reminders on the need for follow-up services, to communicate with former Program patients in a manner consistent with its normal business operations, and to provide such other communications related to the Program, that HUSA reasonably believes are necessary or appropriate in accordance with this Agreement; provided, however, HUSA shall not infringe upon any trade name or trademark of AARP or ASI. In addition, HUSA and the Providers may use Member Data to the extent required to defend against any claim against any of them arising out of or resulting from the Program or the provision of any Products or Services pursuant thereto.

(b)	All Member Data is and at all times shall remain the exclusive property of ASI. Subject to the requirements of applicable federal, state and local laws, rules and regulations, HUSA agrees that the use of Member Data will be restricted exclusively to the development and offering of the Products and Services in the Program and will be subject at all times to the prior written approval of ASI. Except to the extent required for the performance of HUSA’s obligations pursuant to this Agreement, HUSA shall not sort, annotate or mark Member Data. Except as expressly provided under this Agreement or the License Agreement, under no circumstances shall Member Data be used, sold, rented, licensed, disclosed, or released to any person or entity, in any form, without prior written consent of ASI.

(c)	Following the termination or expiration of this Agreement, subject to any obligations of HUSA under Section 10.8 below, HUSA shall not maintain or retain any information, lists, records, or files in any media whatsoever identifying, directly or indirectly, the AARP membership numbers of particular individuals or that particular individuals are or were Members or were visitors to the AARP web site, or AARP-related web sites (the “AARP Membership Identifying Information”). HUSA shall: (i) turn over to ASI any and all AARP Membership Identifying Information (and any and all copies, tapes and duplications thereof), then in its possession or control or in the possession or control of Providers or HUSA’s vendors, affiliates or business partners; and (ii) delete all AARP Membership Identifying Information (and any and all copies, tapes and duplications thereof), from any remaining customer records in the possession or control of HUSA, the Providers and any HUSA’s vendors, affiliates or business partners. ASI shall maintain inspection and audit rights to verify compliance with this Section.

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(d)	Further, following termination or expiration of this Agreement, Member Data shall not be used, directly or indirectly, to address, solicit or market an individual as a Member, or directly or indirectly imply that an offer is an AARP-branded offer.

(e)	HUSA will execute the AARP Security and Confidentiality Agreement attached as Exhibit C hereto on or before the Effective Date of this Agreement. HUSA shall review its compliance with the security processes and procedures periodically with vulnerability testing.

(f)	HUSA shall not disclose any Member Data to HUSA Network Providers, or HUSA vendors, affiliates or business partners, or to any Third Party without the execution by such parties to whom disclosure is to be made of an AARP-approved agreement imposing upon the parties to whom disclosure is to be made the same security and confidentiality obligations imposed upon HUSA under the AARP Security and Confidentiality Agreement. In addition, HUSA is to complete and maintain the AARP Third-Party Security Risk Management Program Third-Party Contractor Certification, attached hereto as Exhibit D.

(g)	The Parties agree to take all action necessary or appropriate to maintain the confidentiality of Member Data in accordance with this Section VIII. Each Party shall be responsible for the compliance by its officers, directors, partners, employees, consultants, agents and any other individuals in privity with such Party with each and every provision of this Section 8.1 applicable to such Party.

(h)	HUSA shall notify ASI as soon as reasonably practicable, but not later than forty-eight (48) hours, of HUSA’s discovery of any unauthorized use, disclosure, theft or other loss or compromise of Member Data and HUSA shall cooperate with the AARP Parties as the AARP Parties may reasonably request.

(i)	Member Data that becomes protected health information covered under the Health Insurance Portability and Accountability Act of 1996 (HIPAA) in the custody of HUSA or any Provider shall be maintained and transmitted by HUSA and the Providers in accordance with HIPAA and the privacy and security rules promulgated thereunder and any other applicable federal, state or local laws, rules or regulations, notwithstanding anything in this Agreement, the License Agreement or any other agreement or instrument referred to herein or executed in connection herewith to the contrary.

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8.2	Confidential Information. The term “Confidential Information” shall mean information relating to the business or affairs of any Party hereto; including: (i) commercial, technical, contractual and financial information, subject to the provisions set forth herein; (ii) descriptions, know-how and marketing plans with respect to the Program or HUSA; (iii) software, firmware, computer programs and elements of design relating thereto; (iv) information regarding trade secrets; (v) patents, service marks and trademarks; (vi) procedures, manuals and guides; (vii) information regarding the present or future business or products of the Parties; (viii) names, addresses, reimbursement or other information of HUSA Network Providers; and (ix) all notes, analyses, compilations, studies, plans or other documents prepared solely by a Party which contain or otherwise reflect Confidential Information. The Parties acknowledge and agree that Confidential Information shall also include Confidential Information pertaining to the business or affairs of a Party’s affiliates or subsidiaries, which is disclosed to a Party hereto pursuant to this Agreement.
Notwithstanding the above definition, information received from a Party shall not be deemed to be Confidential Information to the extent to which it is (i) already known from sources other than a Party hereto, provided that such source is not known by the recipient to be bound by a confidentiality agreement or otherwise prohibited from disclosing such information to the recipient by a legal, contractual or fiduciary obligation; (ii) publicly known through no wrongful act of the recipient; (iii) received from a Third Party without restriction or breach of this Agreement; (iv) independently developed by the recipient; (v) approved for release to a Third Party by the written authorization of the disclosing Party; or (vi) disclosed pursuant to the lawful requirement of a court of competent jurisdiction or government or regulatory agency or authority.
8.3	Covenants Regarding Confidential Information.
(a)	Each Party hereto acknowledges and agrees, that from time to time, in connection with this Agreement and with the development and implementation of the Program, each Party and, potentially, Providers will be given or have access to certain Confidential Information of the Parties. Except as otherwise specified in writing by the Party who owns the rights, title, and interest in the Confidential Information, all Confidential Information is and shall remain the exclusive property of the disclosing Party, and the disclosing Party shall retain all rights, title and interest therein.

(b)	Each Party agrees to take all action necessary or appropriate to maintain the confidentiality of Confidential Information. Each Party shall be responsible for the compliance by its officers, directors, partners, employees, consultants, agents and any other individuals in privity with such Party with each and every provision of this Section 8.3 applicable to such Party.

(c)	Except as otherwise provided in this Agreement or the License Agreement, HUSA shall not disclose or reference, and shall provide written notice to Providers regarding not disclosing or referencing ASI or AARP, in any manner, without the prior written consent of ASI. The AARP Parties agree that they shall not disclose or reference HUSA, or any product or service of HUSA, in any manner without the prior written consent of HUSA.

(d)	Each Party acknowledges and agrees that no license under any patents, licenses, service marks or trademarks of any Party is granted by this Agreement or by any disclosure of Confidential Information hereunder except as explicitly stated in this Agreement, in the License Agreement, or in writing by the owner of such patent, license, service mark or trademark.

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(e)	Each Party shall not disclose or permit access to Confidential Information of another Party to anyone; provided, however, that (i) a Party may disclose Confidential Information of another Party upon that other Party’s prior written consent; (ii) a Party may disclose Confidential Information of another Party to its employees, officers, directors, agents and contractors who are bound by a duty of confidentiality no less restrictive than the terms of this Section 8.3 and, then, only to the extent necessary to perform such Party’s obligations and exercise its rights under the Agreement; and (iii) as provided in Section 8.4.

(f)	Notwithstanding Section 8.3(e) above, with respect to any contractor or agent (other than outside counsel), HUSA shall not disclose ASI’s or AARP’s Confidential Information unless it first obtains (and delivers a copy to ASI of) the AARP Third-Party Security Risk Management Program Third-Party Contractor Certification, attached hereto as Exhibit D, executed by the contractor or agent.

(g)	A Party shall notify the disclosing Party as soon as reasonably practicable, but not later than forty-eight (48) hours, of the Party’s discovery of any unauthorized use, disclosure, theft or other loss or comprise of the disclosing Party’s Confidential Information and cooperate with the disclosing Party as the disclosing Party may reasonably request.
8.4	Disclosure Required by Law. Each Party agrees that in the event that a Party is lawfully required by a court of competent jurisdiction, or government or regulatory agency or authority, to disclose Member Data or Confidential Information, such Party shall notify the Party from whom the Member Data or Confidential Information was originally obtained as soon as practicable and in any event prior to any actual disclosure so that the disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Party required to make the disclosure may only furnish that portion of the Member Data or Confidential Information which, in the opinion of the Party’s legal counsel, the Party is legally compelled to disclose.

8.5	Return of Confidential Information. Following termination or expiration of this Agreement, the receiving Party shall deliver promptly to the disclosing Party at the disclosing Party’s request all Confidential Information of the disclosing Party (including all copies thereof, regardless of the medium or where such information may be found).

8.6	Survival. The provisions of this Section VIII shall survive termination or expiration of the Agreement.
SECTION IX
COMPENSATION
9.	Royalty. In consideration for licensing the AARP Intellectual Property, AARP shall be entitled to receive the Royalty as set forth in the License Agreement. The Parties acknowledge that AARP, as beneficiary of the Quality Control and related contract performance oversight services provided by ASI under this Agreement, shall be wholly responsible for payment to ASI of compensation for its provision of all services under this Agreement.

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SECTION IX
TERM AND TERMINATION
10.1	Term. The term of this Agreement shall commence on the Effective Date and shall expire at 12:00 midnight, Eastern Time on November 30, 2011, unless (i) HUSA exercises the Option to Continue pursuant to Section 10.2 or (ii) the Agreement is terminated earlier than November 30, 2011 as provided in this Section X (the “Term”).

10.2	Option to Continue. HUSA has the option to continue this Agreement for Program Years 4 and 5 (December 1, 2011 through November 30, 2012 and December 1, 2012 through November 30, 2013) (the “Option to Continue”). To exercise the Option to Continue, HUSA must (i) give written notice to ASI on or before one hundred and twenty (120) days prior to November 30, 2011 and (ii) not be in material breach of the Agreement at the time of the exercise of the Option to Continue.

10.3	Termination for Breach. Except for any termination provided for in Sections 10.5, 10.6 or 10.7, any Party may terminate this Agreement upon ninety (90) days prior written notice in the event of a material breach by another Party provided that such breach has not been cured to the non-breaching Party’s reasonable satisfaction within that ninety (90) day period; provided, that neither AARP Party may terminate this Agreement pursuant to this Section 10.3 because of a breach by the other AARP Party. Notwithstanding the foregoing, if the material breach is incapable of cure, a Party may terminate this Agreement immediately upon written notice to the other Party.

10.4	Automatic Termination. This Agreement shall terminate automatically in the event that, and on the date that, the License Agreement expires or is terminated for any reason in accordance with its terms.

10.5	Misuse of Confidential Information or Intellectual Property. Any Party may terminate this Agreement upon written notice to the other Party if the other Party has infringed, misappropriated or misused any of the Confidential Information or Intellectual Property of the Party and if that breach continues for more than forty-five (45) days following the other Party’s receipt of a written request for cure from the Party. Notwithstanding the foregoing, if the infringement, misappropriation or misuse is incapable of cure, the Party may terminate this Agreement immediately.

10.6	Termination by ASI. ASI may terminate this Agreement by providing thirty (30) days prior written notice to HUSA upon the occurrence of the following events:
(a)	A change in HUSA’s ownership, or in HUSA’s organizational structure or the HUSA Network that could reasonably be expected to have a material adverse effect on HUSA’s performance of its obligations under this Agreement, consistent with the standards set forth in this Agreement.

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(b)	ASI reasonably determines that the HUSA Centers and HUSA Network are insufficient to support the Members, and therefore, inconsistent with the standards set forth in this Agreement, provided that HUSA fails to cure the inadequacy to ASI’s reasonable satisfaction within that thirty (30) day period.

(c)	AARP or ASI reasonably determines that:
(i)	HUSA’s offer and/or services have changed such that it no longer represents value to Members;

(ii)	HUSA’s financial condition is such that the offer and/or services no longer represents value to Members;

(iii)	HUSA is in danger of becoming insolvent or declaring bankruptcy;

(iv)	Any action or inaction by HUSA creates a material adverse effect on the goodwill or reputation of AARP, ASI, the AARP brand, the AARP Marks, or any of AARP’s or ASI’s respective products or services;

(v)	An adverse legal judgment is rendered against HUSA that materially impairs HUSA’s ability to carry out its obligations under the Agreement; or

(vi)	HUSA fails to maintain the insurance coverage required by Section 6.1 above.
(d)	In the event that HUSA violates any state or federal law or regulation applicable to HUSA that brings HUSA into public disrepute, scandal or ridicule, shocks or offends the community, or derogates from the public image or reputation of, or reflects unfavorably upon, AARP, ASI, AARP’s brands or marks, or any of AARP’s or ASI’s respective products or services, and in each case or cumulatively could reasonably be expected to cause a material adverse effect on AARP, ASI or the Program.

(e)	HUSA becomes the subject of investigation, inquiry or proceeding that could reasonably be expected to cause a material adverse effect on the Program.
10.7	Grounds for Immediate Termination.
(a)	ASI or AARP may terminate this Agreement immediately upon providing written notice to HUSA if HUSA:
(i)	Declares bankruptcy or is adjudicated bankrupt;

(ii)	Becomes subject of any proceedings related to liquidation, insolvency or the appointment of a receiver or similar officer for all or a substantial part of HUSA’s assets; or

(iii)	Makes a general assignment for the benefit of its creditors.

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(b)	HUSA may terminate this Agreement immediately upon providing written notice to ASI if either AARP Party:
(i)	Declares bankruptcy or is adjudicated bankrupt;

(ii)	Becomes subject of any proceedings related to liquidation, insolvency or the appointment of a receiver or similar officer for all or a substantial part of such AARP Party’s assets; or

(iii)	Makes a general assignment for the benefit of its creditors.
10.8	Obligations Regarding Successor Vendor. The Parties shall have the following obligations after termination or expiration of this Agreement:
(a)	Program Databases. Upon ASI’s written request, HUSA shall transfer to ASI or to a successor vendor, at no charge, a copy of the Program reporting databases and related Member Data as provided to HUSA through the MDW, including Member names, addresses, and membership numbers then in databases in HUSA’s possession or control, or Third Party vendor’s control.

(b)	Obligations of HUSA Prior to Termination. HUSA shall use its commercially reasonable efforts to assist in the transfer of responsibilities to a successor vendor and shall not take any action inconsistent with HUSA’s obligations under this Section 10.8(b) that could reasonably be expected to materially hinder or delay the transfer. In furtherance and not in limitation of the foregoing, after notice of termination has been received and prior to the effective date of the termination, HUSA and ASI shall develop a transition plan which identifies the timeframe for and the personnel who will be responsible for the transfer set forth in this Section 10.8.

(c)	Cooperation. The Parties agree that for the period in which the transition plan set forth in Section 10.8(b) is in effect, the Parties shall cooperate fully to affect an orderly transfer to a successor vendor including the transfer of any Member Data databases in HUSA’s possession or control related to the Program.

(d)	Medical Records. HUSA shall ensure that uon request of a Member or recipient of a Product or Service pursuant to the Program medical records relating to the Products or Services provided to such Member or recipient will be available to such Member or recipient and/or a successor provider of such individuals choice, at no cost, subject to all applicable federal, state and local laws, regulations, orders, and administrative rulings.
10.9	No Use of AARP Name and Mark Following Termination. Following termination or expiration of this Agreement, HUSA shall not use the AARP name or AARP Marks for any purpose.

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SECTION XI
MISCELLANEOUS
11.1	Amendment. This Agreement may be amended only by the written agreement of the Parties.

11.2	Severability. In the event any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under any federal or state law or regulation, or declared null and void by any court of competent jurisdiction, then such provision shall be reformed, if possible, to conform with the law and, in any event, the remaining provisions of this Agreement shall be fully effective and operative so far as reasonably possible to carry out the contractual purposes and terms set forth herein.

11.3	Public Announcements. No Party hereto shall make any public announcement or disclosure of the Program or the terms or conditions of this Agreement without the prior written consent of the other Parties; provided, that no Party shall be prohibited from making any legally required public announcement or other disclosure of the terms or conditions of this Agreement. In addition, the Parties will report the successes of the Program to the public pursuant to mutually agreeable procedures.

11.4	Notices. All notices, requests and other communications to any Party under this Agreement must be in writing and given as follows:
If to HUSA:
HearUSA, Inc.
1250 Northpoint Parkway
West Palm Beach, Florida 33407
Attention: Stephen Hansbrough, Chief Executive Officer
Facsimile Number: (561) 688-8893
with a copy to:
Bryan Cave LLP
700 13th Street, N.W.
Washington, D.C. 20005
Attention: LaDawn Naegle, Esq.
Facsimile Number: (202) 508-6200
If to AARP:
AARP
601 E Street, N.W.
Washington, D.C. 20049
Attention: Chief Executive Officer
Facsimile Number: (202) 434-2339
with a copy to:
AARP
601 E Street, N.W.
Washington, D.C. 20004
Attention: General Counsel
Facsimile Number: (202) 434-2320

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If to ASI:
AARP Services, Inc.
650 F Street, N.W.
Washington, DC 20049
Attention: Executive Vice President
Facsimile Number: (202) 434-6428
with copy to:
AARP Services Inc.
650 F Street, N.W.
Washington, DC 20049
Attention: General Counsel
Facsimile Number: (202) 434-6513
or any other address or facsimile number that the Party may hereafter specify for the purpose by notice to the other Parties. All notices, requests and other communications under this Section 11.4 shall be deemed to have been given and received and shall be effective: (i) in the case of personal delivery, on the date of personal delivery; (ii) in the case of delivery by facsimile, when successfully transmitted (if sent during the recipient’s normal business hours, or one Business Day after the date sent if not sent during the recipient’s normal business hours on a business day, or one Business Day after the date sent if not sent during the recipient’s normal business hours on a Business Day) to the applicable number specified in this Section 11.4 and an appropriate confirmation of transmission is received; (iii) in the case of overnight delivery by nationally recognized, overnight courier, one Business Day following the date of dispatch; and (iv) in the case of mailing, on the third Business Day following the date of deposit in the mail. For purposes of this Agreement, “Business Day” means any calendar day other than Saturday, Sunday or other calendar day on which commercial banks in Washington, D.C. are authorized or required by applicable law or executive order to close.
11.5	Vendor Agreement. This Agreement is an agreement to provide products and/or services only and nothing contained herein shall be construed to create the relationship of principal and agent between the Parties to this Agreement.

11.6	Senior Leaders.
(a)	General. During the Term, (i) HUSA shall designate at least one but not more than two senior executive officers of HUSA, subject to the approval of ASI (not to be unreasonably withheld or delayed) and (ii) ASI shall designate at least one but not more than two senior executive officers of ASI, subject to the approval of HUSA (not to be unreasonably withheld or delayed) (collectively, the “Senior Leaders”), who collectively shall be responsible for coordinating the performance of the Parties’ respective obligations with respect to the Program, and overseeing the HUSA/ASI relationship, as provided in this Agreement.

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(b)	Change in Senior Leaders. If, at any time during the Term of this Agreement, a Senior Leader resigns his/her position as Senior Leader, is no longer employed by the Party that designated him/her, or moves into another capacity within that Party, the designating Party shall notify the other Party promptly, in writing, of the same, and shall replace that individual with a senior executive officer of similar position who is acceptable to the other Party (such acceptance not to be unreasonably withheld or delayed) as promptly as practicable.

(c)	Decision Making. Notwithstanding anything to the contrary in this Agreement, to be effective, any action or decision of the Senior Leaders under this Agreement requires mutual consent of at least one HUSA Senior Leader and one ASI Senior Leader.

(d)	Compensation. Notwithstanding anything to the contrary in this Agreement, each Party shall be responsible for paying any and all employment-related compensation and expenses of any Senior Leader designated by it, and these costs shall not be included in expenses charged back to the Program or to any other Party.
11.7	Decision-Making Process. ASI and HUSA acknowledge that the success of the Program requires an efficient decision-making process. The Parties shall use reasonable best efforts to resolve specific requests or disputes posed by either Party. If requests or disputes are not resolved in a satisfactory manner within five (5) Business Days after submission of the request or dispute to the other Party in writing (or within twenty-four (24) hours after submission, if the request or dispute is designated as “High Priority”), the request or dispute may be submitted in writing by the requesting Party to the Senior Leaders for resolution. If the Senior Leaders are unable to resolve a request or dispute submitted to them within five (5) Business Days after its submission (or within twenty-four (24) hours after its submission, if the matter is designated as “High Priority”), the request or dispute may be submitted by either Party for resolution in accordance with the Dispute Resolution provisions set forth in Section 11.8.

11.8	Dispute Resolution. If a dispute has not been resolved in accordance with Section 11.7, either Party may initiate arbitration of the dispute. The arbitration shall be binding arbitration conducted in Washington, D.C., by a single arbitrator pursuant to the rules of the American Arbitration Association (“AAA”) then in effect or such other rules as mutually agreed upon by the Parties. The arbitrator shall be disinterested in the subject matter of the dispute; shall not have been employed at any time within the past five years by AARP, ASI or HUSA; shall have appropriate qualifications and experience with respect to arbitration of business disputes and shall possess relevant industry expertise. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, nothing herein shall preclude equitable or other judicial relief to enforce the provisions of Section VII hereof or to preserve the status quo pending the resolution of any dispute hereunder.

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11.9	Confidentiality of Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, all negotiations pursuant to Sections 11.7 and 11.8 shall be deemed Confidential Information for purposes of Section 7 of this Agreement and treated as compromise and settlement negotiations under any applicable state or federal evidentiary law. The Parties shall maintain the confidentiality of all negotiations, settlements and arbitration awards in accordance with the AAA Rules, unless otherwise required by applicable laws; provided, however, that arbitration proceedings may be disclosed when and to the extent necessary if a Party requests a judgment confirming, challenging or enforcing an arbitration award. Notwithstanding the preceding sentence, the Parties acknowledge and agree that the Parties may make disclosures as otherwise permitted by Section 8 of this Agreement.
11.10	Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the District of Columbia.

11.11	Assigns, Subsidiaries and Controlled Affiliates. None of the Parties hereto shall have the right to assign its interest in this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing herein shall prevent any Party from using a subsidiary or controlled affiliate in meeting any of its obligations hereunder, provided that said Party shall remain primarily obligated to perform its obligations hereunder.

11.12	Subcontracts. HUSA will not subcontract the provision of the whole of the Products or Services or any portion thereof without the express written consent of ASI, which consent shall not be unreasonably withheld, conditioned or delayed. HUSA shall not be relieved of any obligation or responsibility under this Agreement and shall remain liable therefore. HUSA shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement. ASI consents to HCSG as a subcontracted entity performing customer service obligations on behalf of HUSA as described in Section 3.35. The AARP Parties acknowledge and agree that HUSA will use HUSA Network Providers to deliver the Products and Services hereunder and consent thereto is hereby given as long as the HUSA Network Providers satisfy the requirements set forth in this Agreement including the applicable exhibits attached hereto.

11.13	Survival. The following provisions of this Agreement shall survive its termination or expiration: Section VI (Insurance and Indemnification); Section VII (Exclusivity); and Section VIII (Confidential Information).

11.14	Entire Agreement. This Agreement and the License Agreement constitute the entire understanding among the Parties regarding the subject matter contained herein and supersede all prior discussions and agreements among the Parties regarding the subject matter contained herein.

11.15	No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person or entity, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except as expressly provided herein.

11.16	Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. No Party shall be authorized to waive any right, or assume or create any contract or obligation of any kind in the name of, or on behalf of, the other Party or to make any statement that it has the authority to do so. Nothing in this Agreement shall be construed as establishing a partnership, joint venture, agency, employment or other similar relationship between the Parties hereto.

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11.17	Remedies Cumulative. The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by applicable law.

11.18	Force Majeure. If the performance of this Agreement or of any obligation hereunder is prevented, restricted or interfered with by reason of any cause beyond the reasonable control of the affected Party, such Party, upon prompt written notice to the other Party, shall be excused from such performance to the extent of the aforementioned prevention, restriction or interference, provided that the Party so affected shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

11.19	Rules of Construction. All section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Sections,” “Exhibits” and “Schedules” are to the respective sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The schedules and exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

11.20	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

AARP Services, Inc.	HearUSA, Inc.

/s/ John Wider	/s/ Stephen J. Hansbrough
Executive Vice President	Chairman and Chief Executive Officer

AARP, Inc.

/s/ Tom Nelson
Chief Operating Officer

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